Exhibit 99.B(g)(5)

FIFTH AMENDMENT TO THE AMENDED AND RESTATED CUSTODIAN
AGREEMENT BETWEEN SEI INSTITUTIONAL MANAGED TRUST, EACH EXEMPT
COMPANY LISTED ON SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO
DATED MARCH 28, 2012

THIS FIFTH AMENDMENT dated as of June 20, 2023 to the Amended and Restated Custodian Agreement, dated as of March 28, 2012, as amended August 11, 2015, June 30, 2016, October 26, 2016 and February 22, 2018 (the “Agreement”), is entered into by and among (i) the SEI INSTITUTIONAL MANAGED TRUST, an open end investment management company organized under the laws of the State of Massachusetts, on behalf of its portfolios listed on Schedule A attached to the Agreement, severally and not jointly, (each a “Fund” and collectively, the “Funds”), (ii) each exempt company organized under the laws of the Cayman Islands listed on Schedule A, attached to the Agreement, severally and not jointly, (each a “Company” and collectively, the “Companies”) and (iii) BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York.

RECITALS:

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Schedule A of the Agreement to add the Liquid Alternative Fund, a portfolio of SEI Institutional Managed Trust as an additional fund to the Agreement; and

WHEREAS, Section 12.4 of the Agreement allows for its amendment by a written instrument executed by the party against which enforcement of such amendment is sought.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of the Agreement is hereby deleted in its entirety and replaced and superseded with Schedule A attached hereto, adding the Liquid Alternative Fund, a portfolio of SEI Institutional Managed Trust, as an additional Fund to the Agreement.

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

3. By signing below where indicated, each party hereto hereby ratifies and affirms each of its respective representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

4. This Amendment shall be governed by such laws as provided in Section 12.5 of the Agreement. This Fifth Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Fifth Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton

Name:	Hugh Bolton

Title:	Principal

SEI INSTITUTIONAL MANAGED TRUST

By:	/s/ Stephen G. MacRae

Name:	Stephen G. MacRae

Title:	Vice President

INFLATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Ankit Puri

Name:	Ankit Puri

Title:	Chief Financial Officer & Treasurer

ACCUMULATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Ankit Puri

Name:	Ankit Puri

Title:	Chief Financial Officer & Treasurer

DYNAMIC COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Ankit Puri

Name:	Ankit Puri

Title:	Chief Financial Officer & Treasurer

SCHEDULE A
TO THE AMENDED AND RESTATED CUSTODY AGREEMENT BETWEEN SEI
INSTITUTIONAL MANAGED TRUST, EACH EXEMPT COMPANY LISTED ON
SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO. DATED MARCH 28,
2012

Effective Date: June 20, 2023

SEI INSTITUTIONAL MANAGED TRUST

Global Managed Volatility Fund

Real Return Fund

Multi-Asset Accumulation Fund

Multi-Asset Income Fund

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Dynamic Asset Allocation Fund

Tax-Managed International Managed Volatility Fund

Liquid Alternative Fund

COMPANIES

Inflation Commodity Strategy Subsidiary Ltd.

Accumulation Commodity Strategy Subsidiary Ltd.
Dynamic Commodity Strategy Subsidiary Ltd.